EXHIBIT 13

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 6/23/25 to 7/8/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
6/20/2025	Sell	4,910	10.74
6/23/2025	Sell	26	10.75
6/24/2025	Sell	9,358	10.71
6/25/2025	Sell	4,000	10.70
6/26/2025	Sell	7,879	10.70
7/1/2025	Sell	38,814	10.76
7/2/2025	Sell	25,474	10.78
7/3/2025	Sell	29,986	10.78
7/7/2025	Sell	4,553	10.74
7/8/2025	Sell	70,508	10.73